Exhibit 99.1

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

Strong Fee Income Raises Earnings 11% for the First Quarter of 2003

CRESTVIEW HILLS, KENTUCKY, April 21, 2003 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the first quarter of 2003. For the first full quarter after the purchase of certain assets and the assumption of certain liabilities of the Peoples Bank of Northern Kentucky “PBNK” the “Company” reported an increase in earnings of 11% in the first quarter of 2003 versus the same period in 2002. Highlighting the first quarter results was an increase in non-interest income of 82%, which included an increase in gains on the sale of mortgage loans of 269%.

A summary of the Company’s interim results follows:

First Quarter ended March 31,	2003	2002	Change

Net Income	$2,226,000	$2,004,000	11%

Net income per share, basic	$0.37	$0.34	9%*

Net income per share, diluted	$0.37	$0.33	12%

(*Differs from the 11% change in net income as a result of rounding)

Net interest income increased 26% for the first quarter from the same period in 2002. The increase was due to the significant growth in earnings assets and interest bearing liabilities associated with both the PBNK transaction and the growth experienced in 2002. This growth was offset with a decline in the net interest margin that was down as a result of the historically low current interest rate environment and the balance sheet changes associated with the PBNK transaction. The net effect of the balance sheet changes was an increase in liquidity that led to a higher percentage of short-term investments to earning assets compared to a year ago, and a higher amount of non-earning assets in the form of fixed assets and goodwill. The provision for loan losses was substantially the same in the first quarter of 2003 as the same period in 2002 due to strong and stable credit quality.

Non-interest income increased 82% for the quarter from the same period in 2002, while non-interest expense increased 59% from the same period last year. Both of these figures reflect the effects of the PBNK transaction, which added eight banking offices, sixty-two employees, $140 million in loans and $160 million in deposits. One particularly strong area of non-interest income was the growth in gains on the sale of mortgage loans, which increased 269% from the first quarter of 2002. Driving this increase was strong refinancing demand as a result of the low rate environment. Included in the non-interest expense is $161,000 in the amortization of intangible assets associated with the PBNK transaction.

With the addition of the PBNK transaction and the growth experienced in 2002, the balance sheet has both grown and changed significantly since the end of the first quarter of 2002. Total assets have increased $268 million or 52% from a year ago with a 45% increase in loans and a 51% increase in investments funded by an increase in deposits of 55% and a 96% increase in borrowings. The PBNK transaction also added $10 million in fixed assets and $14 million in goodwill and customer intangibles to the balance sheet.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Amounts and dollars in thousands, except per share data)

	3/31/03	3/31/02	% Change
Income Statement Data
Net interest income	$6,539	$5,191	26%
Provision for loan losses	150	172	(13%)
Service charges on deposit accounts	796	551	44%
Gains on the sale of mortgage loans	631	171	269%
Other non-interest income	483	329	47%
Salaries and employee benefits expense	2,264	1,500	51%
Occupancy and Equipment expense	894	493	81%
Other non-interest expense	1,779	1,106	61%
Net income	2,226	2,004	11%
Per Share Data
Basic earnings per share	$0.37	$0.34	9%
Diluted earnings per share	0.37	0.33	12%
Cash dividends declared	0.08	0.06	33%
Earnings Performance Data
Return on Equity	15.21%	15.72%	(51	)bps
Return on Assets	1.17%	1.63%	(46	)bps
Net Interest Margin	3.78%	4.48%	(70	)bps

	3/31/03	3/31/02	% Change		12/31/02	% Change
Balance Sheet Data
Investments	$92,453	$62,250	49%		$86,206	7%
Total loans	604,367	416,029	45%		606,815	0%
Allowance for loan losses	6,446	4,368	48%		6,408	1%
Total Assets	778,126	509,671	53%		779,080	0%
Total deposits	669,996	431,412	55%		667,346	0%
Total borrowings	43,327	22,152	96%		48,479	-12%
Stockholders equity	60,124	52,434	15%		58,423	3%
Asset Quality Data
Allowance for loan losses to total loans	1.07%	1.05%			1.06%
Non-performing loans to total loans	.67%	.69%			.68%
Annualized charge-offs to average loans	.07%	.05%			.10%

About BKFC

BKFC, a bank holding company with assets of approximately $778 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-five branch locations and thirty-five ATM’s in the Northern Kentucky Market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com